EXHIBIT 10.46

McAfee, Inc.

Independent Director Cash Compensation Plan

Annual Retainer Schedule

Category

Board Retainer	$40,000
Committee Chairman additional retainer	10,000
Lead Independent Director additional retainer	10,000

All fees are paid quarterly. In addition, McAfee reimburses directors for reasonable travel and other expenses incurred in attending meetings or participating in professional development and education activities.

Furthermore, under McAfee’s current Stock Option Plan for Outside Directors non-employee directors are automatically granted an option to purchase 50,000 shares of our common stock when they first become a director. Each year after the initial grant they are entitled to receive an additional option grant to purchase up to 25,000 shares of our common stock. All options under this plan are granted at the fair market value on the date of grant. The initial grant vests one-third each year over three years from the date of grant. The subsequent grants vest in full three years from the date of grant. All options granted under this plan become fully exercisable in the event of certain mergers, sales of assets or sales of the majority of our voting stock.